ROYALTY-FREE GRANT OF EXCLUSIVE LICENSE

Date:                      January 11, 2017

In exchange for 10,000,000 shares of unrestricted, free trading shares of Atlan Media, Inc. (“Licensee”), Red Alert Group, Inc. (“Licensor), a private security consultancy operating globally since 2003, hereby grants Licensee an exclusive right to the usage, commercial or otherwise, of the following proprietary intellectual property (the “IP”):

1. S.O.A.R. SYSTEM

S – Surveillance of information from all available sources, especially social media, voting records, demographics, and other big data.
O – Organization and synthesis of information into intelligence data
A – Analysis of intelligence data
R – Responsive changes

Determines who to engage by analyzing past behaviors:

  Know who to pursue
  Why to pursue them
  What is and is not working.

Determines how to motivate by analyzing underlying motivations shared online

  Unprompted opinions
  Motivation behind feelings
  Focused on micro-tribes (population segments that share common factual traits)

Measures and refines activation through continuous campaign measurement

  Multi-lingual analysis
  Text and structural analysis
  24/7/365 analysis

SOAR deploys algorithmic (including cultural and genetic), fuzzy data matching, heuristics (including availability, representativeness, base-rate, and MultiCriteria Analysis), and other data validations. It combines traditional business analytics and the disruptive Big Data techniques. SOAR provides comprehensive Segmentation Analysis, as well as Social Listening and Sentiment Analysis. This leads to creation and delivery of:

-      Ongoing evaluation of resource effectiveness
-      Dynamic assessment of the overall yield of efforts
-      Solutions in advertising, branding, operations, distribution, and especially programming

2. Open Source Intelligence Network -- Licensee shall receive from Licensor a free subscription to Red Alert Report, a private intelligence portal.

3. Safe and Secure TV -- Licensee has received a turn-key, global television network concept and business plan ready for immediate implementation. Safe and Secure TV will be a 24-hour, news network broadcasted globally over television stations, the Internet, and mobile devices that will deliver news, information and alerts on security and safety. Broadcasted in English, SSTV will also be available via the Internet and proprietary mobile applications in 23 other languages, at the selection of the viewer. SSTV will be uniquely positioned with access to broadcast spectrum in several large U.S. markets, as well as global coverage via webcasting and mobile applications on smartphones and smart devices to produce and provide specialty programming.

This license is not restricted to any territory or country, unless restricted by the laws and or regulations of such territory or country.

This licensee is not transferrable to a third party.

The term of this license shall be from this date for the useful life of the IP.

The IP shall remain the sole property of the Licensor. However, the Licensee may at any time purchase the IP by satisfying any liens and or liabilities secured by and or associated with the IP.

Licensor considers the fair value this Grant to be $20,000,000, based upon:

  The specialized nature that only the Licensee can use the IP
  The historical costs in the development of the IP
  The present value of the relief from payment of a royalty
  The term for the useful life of the IP
  Monte Carlo Analysis of Value

Timothy A. Holly
Chairman/CEO
Red Alert Group, Inc.